Exhibit 99.1
SECTION 13(r) DISCLOSURE
The disclosures reproduced below were initially included in periodic reports filed with the Securities and Exchange Commission (the “SEC”) by The Blackstone Group L.P. (“Blackstone”), Travelport Limited and Travelport Worldwide Limited, as applicable, with respect to the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, in accordance with Section 13(r) of the Securities Exchange Act of 1934, as amended. As of the date Hilton Worldwide Holdings Inc. (“Hilton”) filed its Form 10-K for the fiscal year ended December 31, 2014 with the SEC, neither Blackstone nor Travelport Worldwide Limited had filed its Form 10-K for the fiscal year ended December 31, 2014. Therefore, the disclosures reproduced below do not include information for Hilton’s fiscal quarter ended December 31, 2014. Travelport Limited and Travelport Worldwide Limited may be considered affiliates of Blackstone, and therefore affiliates of Hilton. Hilton did not independently verify or participate in the preparation of any of these disclosures.

Travelport Limited included the following disclosure in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014:

Trade Sanctions Disclosure

The following activities are disclosed as required by Section 13(r)(1)(D)(iii) of the Exchange Act.

As part of our global business in the travel industry, we provide certain passenger travel-related GDS and Technology Services to Iran Air. We also provide certain Technology Services to Iran Air Tours. All of these services are either exempt from applicable sanctions prohibitions pursuant to a statutory exemption permitting transactions ordinarily incident to travel or, to the extent not otherwise exempt, specifically licensed by the U.S. Office of Foreign Assets Control. Subject to any changes in the exempt/licensed status of such activities, we intend to continue these business activities, which are directly related to and promote the arrangement of travel for individuals.

The gross revenue and net profit attributable to these activities in the quarter ended March 31, 2014 were approximately $181,000 and $125,000, respectively.
Blackstone included the following disclosure in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014:
Travelport Limited, which may be considered our affiliate, included the disclosure reproduced below in its Form 10-Q for the fiscal quarter ended June 30, 2014. We have not independently verified or participated in the preparation of this disclosure.
“As part of our global business in the travel industry, we provide certain passenger travel-related GDS and Technology Services to Iran Air. We also provide certain airline Technology Services to Iran Air Tours. All of these services are either exempt from applicable sanctions prohibitions pursuant to a statutory exemption permitting transactions ordinarily incident to travel or, to the extent not otherwise exempt, specifically licensed by the U.S. Office of Foreign Assets Control. Subject to any changes in the exempt/licensed status of such activities, we intend to continue these business activities, which are directly related to and promote the arrangement of travel for individuals.
The gross revenue and net profit attributable to these activities in the quarter ended June 30, 2014 were approximately $161,000 and $117,000, respectively.”
Travelport Worldwide Limited included the following disclosure in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014:
Trade Sanctions Disclosure
The following activities are disclosed as required by Section 13(r)(1)(D)(iii) of the Exchange Act.
As part of our global business in the travel industry, we provide certain passenger travel-related Travel Commerce Platform and Technology Services to Iran Air. We also provide certain Technology Services to Iran Air Tours. All of these services are either exempt from applicable sanctions prohibitions pursuant to a statutory exemption permitting transactions ordinarily incident to travel or, to the extent not otherwise exempt, specifically licensed by the U.S. Office of Foreign Assets Control. Subject to any changes in the exempt/licensed status of such activities, we intend to continue these business activities, which are directly related to and promote the arrangement of travel for individuals.
The gross revenue and net profit attributable to these activities in the quarter ended September 30, 2014 were approximately $171,000 and $124,000, respectively.